Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SYNOVUS FINANCIAL CORP.

1.          The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.          The Amended and Restated Articles of Incorporation of the Corporation (the “Articles”) are amended by deleting the third, fourth and fifth paragraphs of Section 4(f) relating to the creation of the Series A, Series B and Series C preferred stock and by deleting Designation A, Designation B and Designation C attached thereto.

3.          The Articles are amended by adding a new paragraph to the end of Article 4 that reads as follows and by adding Designation E attached to this amendment as an attachment to the Articles:

“Creation of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E (hereinafter called “Series E Preferred Stock”): The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series E Preferred Stock are as set forth in Designation E attached hereto.”

4.          The amendment was duly adopted by the Board of Directors of the Corporation on May 16, 2019, without shareholder action, in accordance with Section 14-2-602 of the Georgia Business Corporation Code.

5.          These Articles of Amendment shall be effective at 8:00 a.m. Eastern Time on July 1, 2019.

[Signature on following page]

DESIGNATION E

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed by its duly authorized officer on this 28th day of June, 2019.

SYNOVUS FINANCIAL CORP.

By:	/s/ Andrew J. Gregory, Jr.
Andrew J. Gregory, Jr.
Executive Vice President and Chief Financial Officer

DESIGNATION E

DESIGNATIONS, POWERS, PREFERENCES,
LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS

OF

FIXED-RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
SERIES E

OF

SYNOVUS FINANCIAL CORP.

RIGHTS AND PREFERENCES

Section 1. Designation and Number of Shares. A series of Preferred Stock designated the “Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E” (hereinafter called “Series E Preferred Stock”) shall be established and the authorized number of shares that shall constitute such series shall be 14,000,000 shares, no par value per share, and having a liquidation preference of $25 per share. The number of shares constituting the Series E Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles, as amended, less all shares at the time authorized of any other series of Preferred Stock. Shares of Series E Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Any additional shares of Series E Preferred Stock issued from time to time shall form a single series with the shares of Series E Preferred Stock issued on the original issue date; provided that if any such additional shares of Series E Preferred Stock are not fungible for U.S. federal income tax purposes with the shares of outstanding Series E Preferred Stock issued on the original issue date, such additional shares of Series E Preferred Stock will be issued with a separate CUSIP or other identifying number. Shares of outstanding Series E Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Ranking. The shares of Series E Preferred Stock shall rank:

(a)          senior, as to dividends and upon liquidation, dissolution and winding up, to the common stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution and winding up, as the case may be (collectively, “Series E Junior Securities”); and

(b)          on a parity, as to dividends and upon liquidation, dissolution and winding up, with the Corporation’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D and with any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series E Preferred Stock as to the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up, as the case may be (collectively, “Series E Parity Securities”).
DESIGNATION E

The Corporation may authorize and issue additional shares of Series E Junior Securities and Series E Parity Securities without the consent of the holders of the Series E Preferred Stock.

Section 3. Dividends.

(a)          Holders of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”) or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under Georgia law, non-cumulative cash dividends based on the liquidation preference of the Series E Preferred Stock at a rate equal to (1) 5.875% per annum from the original issue date of the Series E Preferred Stock to, but excluding, July 1, 2024 (the “First Call Date”), and (2) the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Dividend Determination Date (as defined below) plus 4.127% per annum, for each Reset Period (as defined below) from and including the First Call Date.

(b)          If declared by the Board of Directors or a duly authorized committee of the Board of Directors, dividends will be payable on the Series E Preferred Stock quarterly, in arrears, on the following dates (each, a “Series E Dividend Payment Date”): January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019. If any date on which dividends would otherwise be payable is not a Business Day, then the Series E Dividend Payment Date will be the next Business Day, without any adjustment to the amount of such dividends. A “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(c)          Dividends will be payable to holders of record of Series E Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)          A “Series E Dividend Period” is the period from and including a Series E Dividend Payment Date to, but excluding, the next Series E Dividend Payment Date, except that the initial Series E Dividend Period will commence on and include the original issue date of Series E Preferred Stock. Dividends payable on Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series E Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series E Preferred Stock called for redemption.

(e)          A “Reset Date” means the First Call Date and each date falling on the fifth anniversary of the preceding reset date.

DESIGNATION E

(f)          A “Reset Period” means the period from and including the First Call Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

(g)          A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

(h)          The “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15 (519). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

(i)          The “H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the U. S. Federal Reserve System (the “Federal Reserve”).

(j)          The “most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

(k)          The applicable dividend rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Dividend Determination Date.  Promptly upon such determination, the calculation agent will notify the Corporation of the dividend rate for the Reset Period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Series E Dividend Period beginning on or after the First Call Date will be on file at the Corporation’s principal offices, will be made available to any holder of Series E Preferred Stock upon request and will be final and binding in the absence of manifest error.

(l)          Dividends on the Series E Preferred Stock will not be cumulative. If the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series E Preferred Stock in respect of a Series E Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series E Dividend Period, whether or not the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors declares a dividend for any future Series E Dividend Period with respect to the Series E Preferred Stock.

DESIGNATION E

(m)          Notwithstanding any other provision hereof, dividends on the Series E Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(n)          So long as any share of Series E Preferred Stock remains outstanding, unless, in each case, the full dividends for the most recently completed Series E Dividend Period on all outstanding shares of Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(1)          no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series E Junior Securities, other than (i) a dividend payable solely in Series E Junior Securities and cash in lieu of fractional shares in connection with such dividend, or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

(2)          no shares of Series E Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series E Junior Securities for or into other Series E Junior Securities, (ii) the exchange or conversion of one share of Series E Junior Securities for or into another share of Series E Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series E Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series E Junior Securities pursuant to a contractually binding requirement to buy Series E Junior Securities existing prior to the preceding Series E Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series E Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3)          no shares of Series E Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series E Preferred Stock and such Series E Parity Securities, other than (i) as a result of a reclassification of Series E Parity Securities for or into other Series E Parity Securities, (ii) the exchange or conversion of one share of Series E Parity Securities for or into another share of Series E Parity Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Parity Securities, (iv) purchases, redemptions or other acquisitions of shares of Series E Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series E Parity Securities pursuant to a contractually binding requirement to buy Series E Parity Securities existing prior to the preceding Series E Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series E Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.
DESIGNATION E

(o)          When dividends are not paid in full upon the shares of Series E Preferred Stock and any Series E Parity Securities, all dividends declared upon shares of Series E Preferred Stock and any Series E Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series E Dividend Period per share on the Series E Preferred Stock, and accrued dividends, including any accumulations, on any Series E Parity Securities, bear to each other.

(p)          Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors, may be declared and paid on the common stock and any other class or series of capital stock ranking equally with or junior to Series E Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series E Preferred Stock shall not be entitled to participate in any such dividend.

Section 4. Liquidation.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s business and affairs, holders of Series E Preferred Stock are entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series E Preferred Stock, but before any distribution of assets is made to holders of Common Stock or any Series E Junior Securities, a liquidating distribution in the amount of the liquidation preference of $25 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series E Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution, including declared and unpaid dividends pursuant to Section 3 hereto. In addition, the Series E Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)          In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series E Preferred Stock and all holders of any Series E Parity Securities, the amounts paid to the holders of Series E Preferred Stock and to the holders of all Series E Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends have been paid in full to all holders of Series E Preferred Stock and any Series E Parity Securities, the holders of the Corporation’s Series E Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

DESIGNATION E

(c)          For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a)          Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series E Preferred Stock is not redeemable prior to July 1, 2024. On and after that date, Series E Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Reset Date, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series E Preferred Stock will have no right to require the redemption or repurchase of Series E Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series E Preferred Stock at the time outstanding, at a redemption price equal to $25 per share, plus any declared and unpaid dividends without accumulation of any undeclared dividends, upon notice given as provided in Subsection (b) below.

A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series E Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the Series E Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series E Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series E Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve set forth in Regulation Q (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series E Preferred Stock is outstanding. Redemption of the Series E Preferred Stock is subject to the Corporation’s receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the Series E Preferred Stock.

(b)          If shares of Series E Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series E Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares representing Series E Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series E Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation separate and apart from its other assets, in trust for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption so as to be and continue to be available therefor, then, on and after the redemption date, dividends will cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends.

DESIGNATION E

(c)          In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

(d)          Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series E Preferred Stock shall be redeemed from time to time.

Section 6. Voting Rights.

(a)          Except as provided below or as expressly required by law, the holders of shares of Series E Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b)          So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series E Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Articles, as amended, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of Series E Preferred Stock or the holders thereof, provided, however, that with respect to the events set forth in (b)(2): (i) so long as any share of Series E Preferred Stock remains outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with terms that are not materially less favorable than the terms of the Series E Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect the powers, preferences, privileges or rights of Series E Preferred Stock or the holders thereof; and (ii) any increase in the amount of the authorized or issued shares of Series E Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series E Preferred Stock or the holders thereof. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably set aside by the Corporation separate and apart from its other assets, in trust for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption so as to be and continue to be available therefor.

DESIGNATION E

(c)          If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series E Preferred Stock or any other series of Preferred Stock for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors of the Corporation shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past dividend periods payable on cumulative preferred stock (if any) and continuous noncumulative dividends for at least one year on all other outstanding shares of Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of Series E Preferred Stock shall have the right, voting as a class with holders of any other equally ranked series of Preferred Stock that have similar voting rights, to elect such two additional members of the Board of Directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Preferred Stock shall cease, subject to increase in the number of directors of the Corporation as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, or their equivalent, whether or not consecutive, as described above. Any director elected by the Preferred Stock under this Section 6 may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Series E Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Series E Parity Securities, to the extent the voting rights of such holders described above are then exercisable. If the office of any director elected by the Preferred Stock under this Section 6 becomes vacant for any reason other than removal from office as aforesaid, the remaining director elected by the Preferred Stock under this Section 6 may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 7. Conversion Rights. The holders of shares of Series E Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

DESIGNATION E

Section 8. Preemptive Rights. The holders of shares of Series E Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series E Preferred Stock without certificates.

Section 10. Transfer Agent. The duly appointed transfer agent for the Series E Preferred Stock shall be American Stock Transfer & Trust Company. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series E Preferred Stock.

Section 11. Registrar. The duly appointed registrar for the Series E Preferred Stock shall be American Stock Transfer & Trust Company. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series E Preferred Stock.

Section 12. Calculation Agent. Unless the Corporation has validly called all shares of the Series E Preferred Stock for redemption on the First Call Date, the Corporation will appoint a calculation agent with respect to the Series E Preferred Stock prior to the Reset Dividend Determination Date preceding the First Call Date. The Corporation may appoint itself or an affiliate as calculation agent. The Corporation may, in its sole discretion, remove the calculation agent in accordance with the agreement between the Corporation and the calculation agent; provided that the Corporation shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series E Preferred Stock.

DESIGNATION E